EXHIBIT 3.172

AGREEMENT OF INCORPORATION

I. The undersigned agree to become a corporation by the name of

RUSSELL FORK COAL COMPANY

II. The principal office of said corporation shall be located at No. 907 Highland Road, Charleston, West Virginia, and its chief works shall be located in Pike County, State of Kentucky.

III. The objects for which this corporation is formed are as follows: To own in fee simple and to lease coal, lands, real estate and personal property of every description, mining plants, equipments and appliances for mining and shipping coal and making manufacturing and shipping coke; to mine, manufacture, buy, sell, deal in, and deal with, coal, coal briquets and all by-products of coal and coal mining and coke and coke manufacturing, and other minerals; to acquire by purchase, lease, contract or otherwise coal mines, coal lands, and all other minerals, coal properties, minerals and mineral rights, and to manufacture, purchase, or otherwise acquire, hold, own, mortgage, lease, assign, transfer, invest, deal in and deal with and trade in goods, wares, merchandise and property of every class and description, and to operate stores and carry on a general mercantile business.

To buy, sell, exchange, lease, acquire, and deal in lands, mines, mining plants, coal in place, coal and other leaseholds, and all other mineral lands, leaseholds, and rights and estates of every kind generally and without limit as to amount.

To mine, buy, sell, import, and generally deal in, all coal of every kind and character; to act as agent and broker for coal and to make contracts with reference to handling and selling coal and on such terms as may be agreed upon; to buy, lease, build, and own sales-rooms, store houses, docks, piers, and real estate necessary to the carrying on of such business; to carry on the business of engaging, receiving, transporting and delivering coal and merchandise of all kinds upon freight or for hire between any states; to engage in the business of chartering vessels in such service.

To purchase, lease or otherwise acquire oil and gas and oil and gas lands, and to sell or otherwise dispose of the same; to drill for oil and gas and to buy and sell oil, gas or other products of such drilling, either at wholesale or at retail, and generally to engage in the oil and gas business, and to acquire, hold and operate the necessary appliances and equipment for the same, including the right to construct and operate pipe lines for the transportation of oil and gas, but not as a public utility.

To carry on the business of mining, milling, concentrating, converting, smelting, treating, preparing for market, manufacturing, buying, selling, exchanging, and otherwise producing and dealing in manganese, lead, zinc, brass, iron, steel, and all kinds of ores, metals, and minerals, and in the products and by-products thereof of every kind and description, and by whatsoever process the same can be or may hereafter be produced.

To build and operate railroads, tram-roads and other roads through and over lands owned, leased or operated by said corporation, but not to operate a railroad as a common carrier, and to manufacture, own, purchase and sell car irons, car heels, axles, frogs, drum irons, castings, plane-wheels, pulleys, ventilating furnaces, fire baskets, fans, engines, boilers, mine and mill machinery and railway fixtures and appliances generally.

To operate hotels, boarding-houses, restaurants and lodging houses.

To construct, own, acquire, lease, maintain and operate water-works, gas works, electric light and power plants and compressed air plants; to manufacture, sell and deal in dyes, coal tar products and chemicals of every kind and character.

To own, buy, sell, deal in intangible rights and easements appurtenant to real estate and intangible property of all kinds, and to acquire, collect, buy, sell and contract with respect to royalties and rentals from leasehold estates in land, coal, oil, gas, or other minerals.

To own, purchase or otherwise acquire and sell the stocks, bonds and other securities of other corporations or persons, and to borrow all money that may be necessary in the judgment of the proper authorities of said corporation, and to secure such loans by mortgages upon the property of said corporation, or by any other security, and to conduct all business and do all things incidental to the operations as above set out and incidental or appurtenant to the powers hereinbefore set out.

To buy, hold, retire or sell the capital stock of this corporation.

To own, conduct, and operate theatres, moving pictures, and places for the exhibitions of moving pictures, fairs, carnivals, circuses, entertainments of all kinds, swimming pools, gymnasiums, bowling alleys, pool and billiard rooms, lectures, athletic exhibitions and contests, shooting galleries, dance halls, games, amusement booths, skating rinks, athletic, amusement, or recreation clubs, and generally to own, operate and conduct any place, building, business, device, or any exhibition for the amusement, pleasure or recreation of people, provided that no business, exhibition or device requiring a special license under the laws of the State of West Virginia shall be conducted or operated within that State without such special license.

To act as agent, factor, consignee and representative of other persons, firms and/or corporations engaged in any lawful business.

To guarantee any dividends, bonds, notes, contracts, interest payments, or other obligations of any individual, firm, association or corporation.

To assume, perform, and guarantee the performance of, any contract, note, debenture, bond or other obligation of any person, trust, firm, association or corporation.

To engage in any lawful business and to promote and carry out any lawful object or purpose at any place, or places.

To do and perform every other act and thing not inconsistent with law which may be appropriate, necessary, convenient and/or incidental to the objects and purposes hereinbefore set forth and set forth in the laws of the State of West Virginia.

The foregoing statement of purposes shall be construed both as objects and powers, and the statements contained in each clause shall, except where otherwise expressed, be in no wise limited or restricted by reference to, or inference from the terms of any other clause, but shall be regarded as independent purposes and powers, and no recitation, expression or declaration of specific special powers or purposes shall be deemed exclusive, and it is hereby expressly declared and agreed that all other lawful powers not inconsistent therewith are hereby included.

IV. The amount of the total authorized capital stock of said corporation shall be one thousand (1,000) shares of common stock without nominal or par value, which common stock may be issued by the corporation from time to time for such consideration as may be fixed from time to time by the Board of Directors thereof, and no vote of any class of stockholders shall be necessary to authorize such issuance or to fix such consideration, but until action shall be taken by the corporation, acting through its Board of Directors as aforesaid, the stated value of such common stock and the consideration for which it shall be issued is hereby fixed at One Dollar ($1.00) a share, and any and all such shares so issued at $1.00 a share, or such other consideration as shall hereafter be fixed by the Board of Directors as aforesaid, the full consideration for which, determined as aforesaid, has been paid or delivered, shall be deemed fully paid stock and not liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any other payment to said corporation.

The amount of capital with which this corporation will commence business is One Thousand Dollars ($1,000.00), being one thousand (1,000) shares of said stock without nominal or par value at the stated value aforesaid of $1.00 a share.

V. The names and post office addresses of the incorporators and the number of shares of stock subscribed for by each are as follows:

Name	P. O. Address	No. of Shares of Common Stock
Joseph Harris	Charleston, West Virginia	998
J. Newton Harman	Charleston, West Virginia	1
Carrie W. Davis	Charleston, West Virginia	1

VI. The existence of this corporation is to be perpetual.

VII. All officers and directors of this corporation may be nonresidents of the State of West Virginia, and such officers and directors need not be stockholders of said corporation.

VIII. Meetings of stockholders and directors of said corporation, both general and special, may be held either within or without the State of West Virginia.

IX. Branch offices and/or places of business of said corporation at which any business of said corporation may be transacted and any corporate meetings held, may be established either within or outside of the State of West Virginia.

X. The directors of the corporation shall have power to make, alter, amend and supplement the bylaws of the corporation, but any bylaws, or amendments to bylaws, made by the directors may be amended, altered, or repealed by the directors or by the stockholders.

XI. The stockholders by a by-law or resolution shall have the right to provide that the Board of Directors, and each member thereof, shall be personally indemnified and saved harmless by the corporation as to any acts, and the consequences of any acts, done by them and/or any omissions, and the consequences of any omissions, omitted by them, in good faith, upon reasonable premises, and shall likewise be indemnified from any fees, costs, expenses, and charges of litigation, or otherwise, predicated upon, or arising from, any act or omission done and/or omitted in the discharge of their duties as directors, provided that such act or omission does not involve an intentional breach of trust or gross negligence.

XII. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of West Virginia may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the laws of the State of West Virginia, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which such application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

XIII. The said corporation shall have the power to authorize any two or more of its stockholders, by agreement in writing to be filed in the office of the corporation, to vest in some person, persons, corporation or corporations as voting trustees, the exclusive right to vote the shares of stock of the parties to such agreement, upon all questions for a reasonable period of time not exceeding ten years, and such trustee or trustees shall thereupon be entitled to exercise such voting rights in conformity with the terms of such agreement in writing. Stock standing in the name of such voting trustees may be voted either in person or by proxy, and in voting such stock such voting trustees shall incur no responsibility as stockholder, trustee, or otherwise, except for their own individual malfeasance. In any case where two or more persons are designated as voting trustees and the right and method of voting any stock standing in their names at any meeting of the corporation are not fixed by the agreement appointing said trustees, the right to vote such stock and the manner of voting the same at any such meeting shall be determined by a majority of said trustees, or if they be equally divided as to the right and manner of voting the same in any particular case, the vote of such stock in such case shall be divided equally among the trustees.

WE, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of West Virginia do make and file this agreement; and we have accordingly hereunto set our respective hands, this 1st day of November, 1943.

/s/ Joseph Harris

/s/ Carrie W. Davis

/s/ J. Newton Harman

RUSSELL FORK COAL COMPANY

A West Virginia Corporation

CERTIFICATE OF AMENDMENT

I, Joseph Harris, president of Russell Fork Coal Company, a corporation created and organized under the laws of the State of West Virginia, do hereby certify to the Secretary of State of West Virginia that written agreement has been executed by the holders of all of the shares of capital stock of the corporation entitled to vote on an amendment to the Agreement of Incorporation, effecting the change described below by which they agreed in writing to the following resolution, to-wit:

RESOLVED, that the amount of the authorized capital stock of this corporation be increased, and the Agreement of Incorporation be amended by changing Article IV, the first paragraph thereof, to read as follows:

“IV. The amount of the total authorized capital stock of said corporation shall be two thousand (2,000) shares of common stock without nominal or par value, which common stock may be issued by the corporation from time to time for such consideration as may be fixed from time to time by the Board of Directors thereof, and no vote of any class of stockholders shall be necessary to authorize such issuance or to fix such consideration, but until action shall be taken by the corporation, acting through its Board of Directors as aforesaid, the stated value of such common stock and the consideration for which it shall be issued is hereby fixed at $1.00 a share, and any and all such shares so issued at $1.00 a share, or such other consideration as shall hereafter be fixed by the Board of Directors as aforesaid, the full consideration for which, determined as aforesaid, has been paid or delivered, shall be deemed to be fully paid stock and not liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any other payment to such corporation.”

I hereby further certify:

(a) The amount of capital stock of said corporation heretofore authorized is one thousand shares (1,000) without par value.

(b) The amount of additional stock authorized is one thousand shares (1,000) without par value.

(c) The stock previously issued and the additional stock to be issued is all of one class, without preferences, restrictions or qualifications.

GIVEN under my hand and the seal of said corporation this 26th day of May, 1958.

/s/ Joseph Harris
President

ATTEST:

/s/ E.L. Grady
Secretary

CERTIFICATE OF CORPORATE RESOLUTION

I, E. MORGAN MASSEY, President of Russell Fork Coal Company, a West Virginia corporation, do hereby certify that at the adjourned annual meeting of the stockholders of said corporation, duly called and held in Cincinnati, Ohio, on Thursday, May 12, 1966, at which meeting all of the issued and outstanding capital stock of the corporation was present in person, or by proxy, and voting throughout, the following resolution was unanimously adopted:

“BE IT RESOLVED by the stockholders of Russell Fork Coal Company:

“1. That the Certificate of Incorporation and Charter of Russell Fork Coal Company, issued by the Secretary of State of West Virginia under date of November 1, 1943, as the same has heretofore been amended, be further amended by:

“(a) Striking therefrom the first paragraph of Article IV and amending said first paragraph of Article IV so that the same shall hereafter read:

‘IV. The amount of the total authorized capital stock of said corporation shall be Four Thousand (4,000) shares of common stock without nominal or par value, which common stock may be issued by the corporation from time to time for such consideration as may be fixed from time to time by the Board of Directors thereof, and no vote of any class of stockholders shall be necessary to authorize such issuance or to fix such consideration, but until action shall be taken by the corporation, acting through its Board of Directors, as aforesaid, the stated value of such common stock and the consideration for which it shall be issued is hereby fixed at One (1) Dollar a share, and any and all such shares so issued at $1 a share, or such other consideration as shall hereafter be fixed by the Board of Directors as aforesaid, the full consideration for which, determined as aforesaid, has been paid or delivered, shall be deemed fully paid stock and no liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any other payment to said corporation.’”

Given under my hand and the seal of said corporation, this 13th day of May, 1966.

/s/ E. Morgan Massey

President, Russell Fork Coal Company

(CORPORATE SEAL) ATTEST:

/s/ G.S.
Secretary